Exhibit 99.2

                     SHPI Third Quarter 2004 Conference Call
                          November 11, 2004 4:30PM EST

                       Opening Remarks by SHPI Management


Jeff Soinski, President and CEO
-------------------------------

Good afternoon and thank you for joining us for our review of the third quarter and first nine months ended September 30, 2004. With us today are Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer, Paul Evans, our Vice President of Business Development and General Counsel, and Keith Merrell, our Controller and acting Chief Financial Officer.

On the call today, I will provide a brief overview of the quarter. Keith Merrell will review our financial results for the third quarter and first nine months of 2004. Paul Evans will provide a summary of the status of the on-going patent infringement litigation between BD and Tyco Healthcare. And, Dr. Solomon will review our operations in detail. After our opening remarks, we will open the call to your questions.

Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements, since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

Third quarter 2004 represents an important milestone in our Company's history as we achieved profitability from operations ahead of schedule. This performance is a clear indication that our strategy of building a portfolio of innovative medical devices, while maintaining careful control of our operating efficiencies, is working.

I would like to highlight a few other financial and operational aspects of the third quarter that we are proud of:

o We grew revenue by over 50% compared to the same period last year and 24% sequentially over the second quarter of this year.

o Our product revenues grew more than 140% compared to the same period last year and more than 40% sequentially over second quarter. This

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         growth is a direct result of our sales and marketing efforts and an important indicator of the success our OEM partners are having with our current commercialized products.

o We continue to invest approximately 50% of our operating expense in research and development to fund the development and commercialization of a strong portfolio of innovative new products that we expect to introduce in 2005 and beyond.

o Our net income grew by over 150% compared to last year, providing meaningful profitability at 11% of revenue.

o During the quarter, we also received a second patent for our SecureLoc(TM) technology, and made significant progress in the development of a number of new products based upon this exciting new platform technology. Dr. Solomon will provide more details on this progress in a few moments.

I'm very encouraged by our accomplishments in the first nine months of this year. We continue to develop a solid portfolio of innovative products and technologies, and are still in the early stages of experiencing the long term benefits of our commercialized patented technologies and strengthening the relationships we have established with leading disposable medical product marketers and distributors. We have made great strides over the past nine months in many facets of our business, and will continue to pursue the market opportunities our operating platform and leading technologies have created for us in the fourth quarter and beyond.

Now I would like to turn the call over to Keith Merrell our acting Chief Financial Officer, who is going to take you through a review of our operating and financial results for the third quarter and first nine months. Keith...

Keith Merrell, Controller and Acting CFO
----------------------------------------

Thank you Jeff.

Turning to the financials - revenues for the third quarter of 2004 were $1.6 million, a sequential increase of 24% from the second quarter of 2004, and an increase of 54% from the $1.1 million recorded in the same period last year. Product sales and royalty revenue totaled $1.2 million, an increase of 42% compared to the same period last year. Development fees were $248 thousand, a sevenfold increase compared to last year.

Net income for the quarter increased 150% to $174 thousand, compared to a net loss of $322 thousand for the third quarter of 2003. On a diluted earnings per share basis, the Company reached breakeven for the third quarter of 2004 compared to a loss of $(0.02) per diluted share for the third quarter of 2003.

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The Company's revenues for the nine months ended September 30, 2004 increased
69% to $4.1 million, compared to $2.4 million in the same period in 2003. Product and royalty revenue increased 73% to $3.1 million. Development fees increased more than six fold to $392 thousand.

Net loss for the nine-month period was $286 thousand, or $(0.01) per diluted share, an improvement of 82% from a loss of $1.6 million, or $(0.09) per diluted share, in the comparable period last year.

Our revenue growth in the third quarter and for the first nine months of 2004 was fueled by strong growth in all three of our revenue sources: products, royalties and development fees. Our growth in product and royalty revenue was mainly due to our two lead products: Monoject Magellan(TM) safety syringe, marketed by Tyco Healthcare, and LiftLoc(R) Safety Infusion Set, our first self-manufactured product. In addition, we continue to diversify our product offering, with three new product lines contributing to our revenue growth this year. The Monoject Magellan(TM) safety blood collection product line, introduced by Tyco Healthcare in January of this year, has provided incremental royalty revenue in 2004. We have also been receiving significant development fee revenue associated with our first two major product agreements on SecureLoc(TM): a development and license agreement with BD for safety spinal and epidural needles and a development and OEM supply agreement with Tyco Healthcare for conventional and safety bone marrow biopsy needles.

Gross profit margin for the third quarter was 77% compared to 87% for the third quarter of 2003. The reduction in gross profit margin was due to a larger percent of our revenue coming from product sales and development fees. Even though our royalty revenues will continue to expand, we believe our product revenue will continue to be a larger percentage of overall revenue going forward. We believe our gross margin will be in the 77 to 80% range in the fourth quarter.

Selling and marketing expense for the third quarter was $200 thousand or 12% of revenue, compared to $309 thousand or 29% of revenue for the third quarter of 2003. As you may recall, we streamlined our sales and marketing earlier in the year to become more efficient. This has worked well for us, with our sales revenue continuing to expand, while our sales and marketing expense continues to decrease as a percentage of overall revenue.

General and administrative expenses also decreased as a percentage of revenue compared to the same period last year. For the third quarter of 2004, G&A expenses were $343 thousand or 21% of revenue, compared to $269 thousand or 26% of total revenue in third quarter 2003.

Research and development expenses for the quarter were $526 thousand or approximately one-half of all operating expenses during the quarter. This

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compares to $675 thousand for the same period last year. We expect that our investment in research and development will continue to comprise approximately one-half of our operating expenses as we enter 2005.

Total operating expenses for the third quarter were $1.1 million or 66% of total revenue. This compares to $1.3 million in the same period last year, or 119% of overall revenue.

Consolidated operating income for the third quarter was $174 thousand compared to an operating loss of $322 thousand in the same period last year, representing an improvement of 154%.

Our cash and short-term investments at the end of the third quarter was $2.0 million compared to approximately $2.4 million at the end of 2003. We believe this cash, along with our improving cash flow from operations, will be sufficient to execute our business plan for the remainder of 2004 and 2005. Our cash position was strengthened in the third quarter by the opportunistic private placement of stock to a group of accredited and sophisticated investors. This private placement of 1,250,000 shares of restricted common stock generated gross proceeds of $1.0 million, with net proceeds of $943 thousand after accounting for transaction expenses. In addition, we have access to an additional $1 million in funding from Galen Partners in the form of a convertible note. We do not anticipate exercising our right to that note at this time.

Net cash used in operations for the first nine months of 2004 was $1.3 million compared to $2.2 million for the first nine months of 2003, representing an improvement of over $900 thousand dollars year-to-year.

Now I would like to turn the call over to Paul Evans, our General Counsel, for a brief review of the status of the on-going patent infringement litigation between Becton, Dickinson & Company, also known as "BD", and Tyco Healthcare.

Paul Evans, VP, General Counsel and Business Development
--------------------------------------------------------

Thank you Keith.

As you are aware, in December 2002, BD filed a lawsuit against Tyco Healthcare in the United States Court of the District of Delaware, asserting that Tyco Healthcare's Monoject Magellan(TM) safety products infringe upon one of BD's U.S. patents.

As outlined in our recent 8-K and 10-QSB filings, on October 26, 2004, a jury found in favor of BD that Tyco Healthcare's Monoject Magellan(TM) safety products willfully infringed one of BD's patents and awarded damages of $4.4 million. On November 1, 2004, the court entered the judgment in favor of BD. Tyco Healthcare has indicated that it will challenge the jury finding in post-trial motions, and, if necessary, in an appeal. Tyco Healthcare developed the Monoject Magellan(TM) safety products in association with us. However, SHPI is not a party to the patent infringement lawsuit.

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Under the terms of our development and license agreement with Tyco Healthcare,
Tyco Healthcare is exercising its right to withhold up to 50% of royalties due as an offset against litigation expenses related to BD's lawsuit. This right continues during the period in which such litigation is pending. If, as a result of judgment in the litigation or settlement with BD, Tyco Healthcare is required to pay a royalty and/or other monies to BD, Tyco Healthcare may thereafter deduct from the amount of royalties due us on sales of products alleged to infringe, an amount which is the lesser of all royalties and/or other monies paid by Tyco Healthcare to BD, or 50% of all royalty payments otherwise payable to us.

As previously reported, based on information obtained during the fourth quarter of 2003 related to costs incurred by Tyco Healthcare, we recorded a liability of approximately $1.3 million at December 31, 2003, which amount was our estimate of the portion of costs associated with BD's suit against Tyco Healthcare that Tyco Healthcare will withhold against the royalties due us through 2005. During the three and nine months ended September 30, 2004, Tyco Healthcare withheld 50% of royalty payments due us, which amounts totaling $500,000 have been offset against the accrual. In the event litigation continues beyond 2005, additional liabilities may accrue. In addition, if Tyco Healthcare is unsuccessful in post-trial motions and on appeal, Tyco Healthcare may be prohibited from selling the Monoject Magellan(TM) safety products in their current form.

We remain confident in Tyco Healthcare's position relative to this litigation, and will continue to update you as new developments occur. At this point, I would like to turn the call over to Don Solomon, our Chief Operating Officer and Chief Technical Officer, to provide a brief update on our operations and product development.

Donald Solomon, Ph.D., COO and CTO
----------------------------------

Thank you Paul.

As you have now heard, the third quarter was highly successful from a revenue growth and sales and marketing standpoint. We have also made dramatic strides in advancing our product development portfolio, as we continue to develop new applications for our versatile SecureLoc(TM) technology platform and new product lines for major corporate customers.

Over the past several quarters, we have emerged as a leading designer and developer of proprietary safety needle products. Our two primary safety needle technology platforms, FlexLoc(R) and SecureLoc(TM), apply to virtually all medical needles used today and allow us to participate in the $1.4 billion dollar U.S. disposable medical needle market.

Our R&D efforts during 2004 have focused on development related to the commercialization of our SecureLoc(TM) technology, the development of additional

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products based upon our proprietary medical safety needle technologies, and continued market support of our LiftLoc(R) Safety Infusion Set product family.

We recently received our second U.S. patent for our SecureLoc(TM) platform technology, which targets long needle safety. This is an exciting development, as a viable safety solution currently does not exist for most long specialty needles, which represent a market opportunity in excess of $500 million. Long specialty needles are used across a wide range of medical disciplines, including anesthesiology, oncology, radiology, urology, and cardiology. Initial markets of interest for SHPI include spinal and epidural needles, introducer needles, and soft tissue and bone biopsy devices. SecureLoc(TM) has multiple product applications. And, we will continue to pursue the many sound business opportunities this technology unlocks.

As mentioned earlier, we already have two major product agreements in place on our SecureLoc(TM) technology. In August 2003, we signed a development and license agreement with BD for safety spinal and epidural needles. And, in June 2004, we entered into a development and OEM supply agreement with Tyco Healthcare for conventional and safety bone marrow biopsy needles. To-date, both of these ventures have progressed nicely, and we are presently in the research and development stage related to product commercialization.

In addition, we are currently in the manufacturing scale-up and final commercialization phase for our safety introducer needle line, which is also based upon our SecureLoc(TM) technology. Our introducer needles represent a dramatic step forward in terms of ergonomics and design and will be available on an OEM basis in both conventional and safety versions. We anticipate filing a 510(k) for our introducer needle products prior to the end of the fourth quarter, and expect to be in a position to launch this exciting new product line in early 2005.

Our LiftLoc(R) Safety Infusion Set product line remains a strong and viable opportunity for us to be a leading participant in the $55 million U.S. Huber needle market. As you know, our LiftLoc(R) products incorporate a Huber-type needle into an integral safety needle device. Huber needles are essential in providing patient care for individuals with surgically implanted, vascular access ports. This product line is distributed on a private label basis by Bard Access Systems, a subsidiary of C.R. Bard and worldwide leader in subcutaneously implanted ports, and Exel International, a leading supplier of conventional Huber needles to the alternate site market. In addition, we have been very successful at growing sales of our SHPI-branded products through leading distributors.

Third quarter sales of our LiftLoc(R) Safety Infusion Set product line increased by 41% from the second quarter, and more than doubled for the first nine months of 2004 as compared to the same period last year. The majority of our LiftLoc(R) sales continue to come from our SHPI-branded products as we have invested significant dollars in product improvements, line expansion, and marketing

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support. For example, based upon end-user demand, we recently introduced five new LiftLoc(R) Safety Infusion Set SKUs, with the MicroCLAVE(R) needleless connector already attached, into the U.S. market. Initial customer response has been very positive.

Our new products are being well received and our end markets remain robust. We are pleased that our products are an important part of the arsenal available to healthcare workers in the U.S. to help reduce the incidence of needlestick injuries.

Going forward, we plan to focus our research and development activities on the development of additional products based upon our unique safety needle technologies, as well as exploring strategic opportunities in medical device categories outside the safety needle space. Given our successful track record to date, we have a high degree of confidence that we will maintain our current pace of innovation and commercialization of medical devices.

Now I would like to turn the call back over to Jeff Soinski.

Jeff Soinski, President and CEO
-------------------------------

Thank you, Don.

In closing, we are pleased with our achievements and excited about our potential.

We remain focused on growing our portfolio of innovative products and establishing Specialized Health Products as the leader in the design and development of medical safety devices. Over the past few years, we have made a series of investments to develop new products, expand our distribution channels and build our sales and marketing infrastructure. These investments allowed us to turn the corner to profitability sooner than expected and we believe that these investments will continue to provide increasing returns that benefit our customers and our shareholders in the years to come.

Overall, we are excited about the opportunities available to us. We expect to continue to build our recurring revenue base, with several exciting new products in the pipeline and increased distribution of existing products. At the same time, we will maintain careful cost controls and seek to maximize operating efficiencies in order to sustain our profitability.

We again thank you for your support, and look forward to reporting continued improvement in our operating performance in the fourth quarter and beyond.

With that, I'd like to open the call to your questions.

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